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                                                                    EXHIBIT 16.1



January 20, 2000


Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549



Dear Sirs/Madams:


We have read the comments under the heading "Change in NTN Accountants" in Amendment No. 1 to Registration Statement No. 333-83743 on Form S-4 of IVI Checkmate Corp. and have the following comments:

     1) We agree with the statements made in the first and third sentences of the first paragraph and the second and third sentences of the second paragraph.

     2) We have no basis of agreeing or disagreeing with the statements made in the second and fourth sentence in the first paragraph, the first sentence of the second paragraph and the third paragraph.


Yours truly,


/s/ Deloitte & Touche LLP
Boston, Massachusetts